Chembio Awarded NIH Grant for Rapid TB Test on DPP™ Platform

Test to be Developed with the Infectious Disease Research Institute

MEDFORD, N.Y. (June 5, 2008) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) announced today that it has been awarded a $296,000 one year, Phase One Small Business Innovative Research (SBIR) grant from the United States National Institutes of Health (NIH) to develop a simple, rapid, accurate, and cost-effective serological test for active tuberculosis that can be utilized in resource-limited settings. Tuberculosis is a chronic infectious disease with an estimated 2 billion people currently infected worldwide and several million new cases detected each year. Current methods of diagnosis are slow and/or unreliable. New diagnostics are urgently needed to address the global tuberculosis burden and improve control programs.

This test will use the innovative Dual Path Platform (DPPTM) technology developed and patented by Chembio together with selected antigens from a large panel of novel recombinant antigens identified at the Infectious Disease Research Institute (IDRI), a Seattle-based biotechnology research organization dedicated to technologies that address diseases in the developing world. Under the terms of this NIH SBIR grant award, Chembio will receive approximately 2/3 of the grant funds, or approximately $200,000, with the balance payable to IDRI as a subcontractor to Chembio.

Assay improvements over existing products are anticipated from both the Chembio DPP™ technology and the extensive portfolio of novel antigens available from IDRI. The test will be developed for point-of-care or field application, with results produced within 15 minutes of addition of blood sample to the assay. In addition to the visual reading, there will be an option for automated readout of the test result.

The Phase I study goal is to develop a prototypic test and determine the feasibility of proceeding into Phase II work. The feasibility of proceeding to Phase II with the DPP prototype will be established if: 1) the test sensitivity is >80% and 2) the test specificity is >95%. No commercial product for rapid, point-of-care TB diagnosis with such functional and performance characteristics is available on the market.

Lawrence A. Siebert, Chembio’s President commented, “We are pleased to add this latest collaboration to our activities with IDRI, adding to our existing work in Leishmaniasis and Leprosy, and want to recognize our R&D team, and particular Dr. Konstantin Lyashchenko, for submitting and securing this NIH grant with IDRI.

Dr. Steven G. Reed, IDRI's Founder and Head of Research indicated, "Chembio, with its DPP point of care technology, is an ideal partner for our efforts to develop diagnostic reagents for diseases that impact global health. An accurate, field-friendly test to detect tuberculosis will provide the world with a valuable tool to combat this disease."

ABOUT DPP
The Dual Path Platform immunoassay is a recent innovation in the field of rapid testing  for which Chembio received a US patent in 2007.  DPP™ technology employs two separate and distinct membrane strips, one for the sample migration and one for the test reagents. This unique dual-flow design allows for improved control and management of the sample flow. As a result, the immunological reaction is more efficient than lateral flow  tests  based upon studies performed by Chembio.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by a third party company. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

ABOUT IDRI

IDRI is a non-profit organization committed to developing technologies to treat "neglected" diseases that place a significant burden on those living in the developing world.  IDRI achieves its mission by working closely with industry, universities, and hospitals in developed and developing countries, government and private funding agencies, and the World Health Organization. For more information, go to http://www.idri.org.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Company Contact:
Chembio Diagnostics, Inc.
Susan Norcott
(631) 924-1135, ext. 125
(www.chembio.com)

Infectious Disease Research Institute
Curt Malloy
206-381-0884
(www.idri.org)
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